------------------------------
                                                  OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Liraz Systems Ltd.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

3 Azrieli Center
--------------------------------------------------------------------------------
                                    (Street)

Tel Aviv                            Israel               67023
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Level 8 Systems, Inc. - LVEL
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
N/A
--------------------------------------------------------------------------------
4.   Statement for Month/Year

May 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)

--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          -------------------------
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                          4.                          5.             6.
                                                          Securities Acquired (A)     Amount of      Owner-
                                             3.           or Disposed of (D)          Securities     ship
                                             Trans-       (Instr. 3, 4 and 5)         Benefi-        Form:       7.
                               2.            action       -----------------------     cially         Direct      Nature of
1.                             Transaction   Code                                     Owned at End   (D) or      Indirect
Title of Security              Date          (Instr. 8)              (A)              or Month       Indirect    Beneficial
(Instr. 3)                     (Month/       ----------              or               (Instr. 3      (I)         Ownership
                               Day/Year)     Code  V      Amount     (D)   Price      and 4)         (Instr.4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/13/2002    S            500,000    D     $ 0.70                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/15/2002    S             25,000    D     $ 1.61                    (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/16/2002    S             27,300    D     $ 1.39                    (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/16/2002    S             48,700    D     $ 1.35                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/17/2002    S              4,800    D     $ 1.35                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/20/2002    S            125,000    D     $ 1.10                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/22/2002    S            150,000    D     $ 1.00                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/22/2002    S             17,200    D     $ 1.17                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/23/2002    S              7,900    D     $ 1.15                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/24/2002    S             21,000    D     $ 1.06                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/28/2002    S            151,600    D     $ 1.00                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/29/2002    S             34,700    D     $ 0.97                    (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/30/2002    S            150,000    D     $ 0.66                    (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   05/31/2002    S             56,500    D     $ 0.92     3,785,768      (D)
====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) These shares are owned directly by Advanced Systems Europe B.V. and indirectly by Liraz Systems Ltd., which wholly owns Advanced Systems Europe B.V.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).


              See Attached                                      06/03/02
  -----------------------------------------             -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

Name and address of Filers for Form 4 and signatures of filing.


LIRAQZ SYSTEMS LTD.


Yossi Shemesh/Arie Kilman                                June 3, 2002
-----------------------------------                      ------------
Liraz Systems Ltd. ("LIraz")                             Date
an Israeli corporation with its principal business office at 3 Azrieli Center, 67023 Tel Aviv, Israel





ADVANCED SYSTEMS EUROPE B.V.


Yossi Shemesh/Yoel Amir                                  June 3, 2002
-----------------------------------                      ------------
Advanced Systems Europe B.V. ("Advanced                  Date
Systems"), a Dutch corporation, with
its principal place of business at
7b Vlierwerf, 4703 SB Roosendaal,
Netherlands.
Advanced Systems is a wholly-owned
subsidiary of Liraz